Exhibit 99.1

Inotiv, Inc. Announces First Quarter Fiscal 2023 Financial Results

Reiterates Select Full Year Fiscal 2023 Financial Guidance

WEST LAFAYETTE, IN, February 13, 2023– Inotiv, Inc. (Nasdaq: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced financial results for the three months (“Q1 FY 2023”) ended December 31, 2022.

Financial Highlights

Q1 FY 2023 Highlights

•	Revenue grew to $122.8 million in Q1 FY 2023 from $84.2 million during the three months ended December 31, 2021 (“Q1 FY 2022”), driven by a $8.3 million rise in Discovery and Safety Assessment (“DSA”) revenue and a $30.3 million rise in Research Models and Services (“RMS”) revenue. Growth resulted primarily from acquisitions, favorable pricing for both segments, and increased client demand in our DSA segment that produced revenue exceeding acquisition contributions.

•	Consolidated net loss for Q1 FY 2023 was $(86.9) million, or (70.8)% of total revenue, compared to consolidated net loss of $(83.4) million, or (99.0)% of total revenue, in Q1 FY 2022. The Q1 FY 2023 consolidated net loss included a $66.4 million non-cash goodwill impairment charge related to our RMS segment. The remaining consolidated net loss was primarily driven by the impact on revenue and gross margin from the Company’s decision to refrain from selling or delivering any of its Cambodian non-human primates (“NHPs”) held in the U.S. until the Company’s staff and external experts can reasonably determine that the NHPs in inventory from Cambodia are purpose-bred.

•	Adjusted EBITDA decreased to $(5.5) million, or (4.5)% of total revenue, from $10.1 million, or 12.0% of total revenue, in Q1 FY 2022.

•	Book-to-bill ratio was 1.02x for the DSA services business.

•	DSA backlog was $147.9 million at December 31, 2022, up from $147.2 million at September 30, 2022 and $104.6 million at December 31, 2021.

Reiterating Select Financial Guidance for the Full Fiscal Year 2023 Ending September 30, 2023 (“FY 2023”)

The Company's guidance takes into account a number of factors, including existing DSA backlog, current sales pipeline, trends in cancellations and delays, trends in pricing, the impact of new products and services and recent efficiency initiatives including the announced facility consolidation plans in the U.S. In addition, the guidance presented below represents the Company’s best efforts to estimate the impact of the NHP supply disruption that was identified and disclosed in Q1 FY 2023.  For FY 2023, we are confirming guidance of at least $580 million of revenue and at least $75 million of Adjusted EBITDA with adjusted EBITDA margins of approximately 17% for the nine-month period ended September 30, 2023, as well as capital expenditures of no more than 5% of revenue during FY 2023. The select financial guidance for the full fiscal year ending September 30, 2023, includes the shipping of our existing Cambodian NHP inventory. Subsequent to January 13, 2023, and after an internal analysis and review, the Company has shipped a select number of its Cambodian NHP inventory; however, the Company is not currently shipping Cambodian NHPs at the same volumes that it was prior to the events on November 16, 2022. The Company expects to establish new procedures before it will resume Cambodian NHP imports. The Company expects that future imports of NHPs from Cambodia will be dependent on working with third parties to establish additional procedures aiming at providing additional assurances that future NHP imports from Cambodia are purpose-bred.

Management Commentary

Robert Leasure Jr., President and Chief Executive Officer, commented, “The investments we have made, the foundation we have created, and the improvements we are implementing have put Inotiv on a path to becoming a stronger and more efficient company. We did have some unexpected challenges during the past quarter, which we are addressing, and we continue to work to improve our business. We believe our business is well-positioned to achieve above-market revenue growth rates and a significant expansion in margins through a combination of increased organic sales growth, synergies from our acquisitions over the last 14 months, and the benefits from our ongoing site optimization initiatives. We continue to advance towards our goal of achieving long-term revenue growth rates of high-single to low-double digits, and Adjusted EBITDA margins of 18-22%. I remain grateful to Inotiv’s dedicated and hard working team of professionals.”

Q1 FY 2023 Review

Revenue (in millions)

	(unaudited)	(unaudited)
Segment	Q1 FY 2023	Q1 FY 2022	Difference	% Change
DSA[1]	$41.1	$32.8	$8.3	+25.3%
RMS	$81.7	$51.4	$30.3	+58.9%
Total	$122.8	$84.2	$38.6	+45.8%

1 includes BASi Products

Higher total revenue was driven by a $8.3 million increase in DSA revenue and a $30.3 million increase in RMS revenue. The increase in the DSA revenue was primarily driven by revenue generated from Integrated Laboratory Systems, LLC (“ILS”), which was acquired on January 10, 2022. The remaining increase was primarily driven by an increase in general toxicology services. The increase in the RMS revenue was due primarily to the timing of contributions from the acquisitions of Envigo RMS Holding Corp. (“Envigo”), Robinson Services, Inc. (“RSI”) and Orient BioResource Center, Inc. (“OBRC”). Envigo was acquired on November 5, 2021, RSI was acquired on December 29, 2021, and OBRC was acquired on January 27, 2022.

 Gross Profit1 (in millions)

	(unaudited)		(unaudited)
Segment	Q1 FY 2023	% of Segment Revenue	Q1 FY 2022	% of Segment Revenue
DSA[2]	$13.1	31.9%	$12.2	37.2%
RMS	$8.6	10.5%	$7.1	13.8%
Total	$21.7	17.7%	$19.3	22.9%

1 excludes amortization of intangible assets

2includes BASi Products

Higher total gross profit in Q1 FY 2023 was the result of a $0.9 million increase in DSA gross profit from Q1 FY 2022, and a $1.5 million increase in RMS gross profit from Q1 FY 2022. The decrease in DSA gross profit as a percent of DSA revenue was primarily due to laboratory capacity investments and costs associated with the successful recruitment of scientists in Q1 FY 2023, to begin adding services and capacity which we expect to have available in Q2 and Q3 of FY 2023. The decrease in RMS gross profit as a percent of RMS revenue was primarily due to the mix of products sold and inflationary pressure on product expenses, energy and wages, partially offset by favorable pricing for several different RMS product lines.

Consolidated Net Loss

Consolidated net loss for Q1 FY 2023 was $(86.9) million compared to consolidated net loss of $(83.4) million in Q1 FY 2022. Consolidated net loss for Q1 FY 2023 included a $66.4 million non-cash goodwill impairment charge related to our RMS segment. The Company determined that as a result of the November 16, 2022 event, which led to the Company’s decision to refrain from selling or delivering any of its Cambodian NHPs held in the U.S., the uncertainty related to the Company’s ability to import NHPs from Cambodia and decrease in the stock price, the carrying value of our goodwill as of December 31, 2022, must be quantitatively evaluated. As a result of our impairment assessment, the Company determined that the carrying amount of goodwill attributed to our RMS segment was in excess of its fair value. Additionally, in Q1 FY 2023, the Company incurred $13.3 million of depreciation and amortization expense, an increase of $7.3 million from Q1 FY 2022, and $2.0 million of stock compensation expense, a decrease of $21.9 million from Q1 FY 2022. The Company incurred $10.5 million of interest expense during Q1 FY 2023 as compared to $4.8 million in Q1 FY 2022. The remaining increase in operating expenses was driven by increases in selling costs, primarily due to increased revenue, and in general and administrative (“G&A”) expenses, reflecting various acquisitions, as well as strategic investments in unallocated corporate G&A expense to support additional revenue growth, which included additional headcount, higher compensation expense and higher legal expense, amongst other costs. Additionally, Q1 FY 2023 G&A expense included $1.3 million for legal, consulting and audit fees incurred in connection with the impact of the Company’s decision to refrain from selling or delivering Cambodian NHPs held in the U.S. Consolidated net loss for Q1 FY 2022 included one-time charges of $56.7 million of fair value remeasurement of the embedded derivative component of the convertible notes issued in September 2021 and $23.0 million of post combination stock compensation expense relating to the adoption of the Envigo Equity Plan.

Cash Provided by Operating and Financing Activities and Financial Condition

As of December 31, 2022, the Company had $20.8 million in cash and cash equivalents and a $0.0 million balance on its $15.0 million revolving credit facility. The Company’s $35 million delayed draw term loan (“DDTL”) was drawn on October 12, 2022, and a portion of the proceeds were used to repay the $15.0 million balance as of September 30, 2022, on the the Company’s revolving credit facility while the remaining was drawn to fund a portion of the Company’s capital expenditures in 2022 and those planned for 2023. Total debt, net of debt issuance costs, as of December 31, 2022, was $373.2 million. We were in compliance with our debt covenants as of December 31, 2022. Cash used by operating activities was $7.4 million for Q1 FY 2023, compared to cash used by operating activities of $1.1 million for Q1 FY 2022. For Q1 FY 2023, capital expenditures totaled $8.4 million.

Subsequent Events

•	On January 9, 2023, the Company entered into a Third Amendment to the Credit Agreement as outlined in the Form 10-K filed on January 13, 2023.

Conference Call

Management will host a conference call on Monday, February 13, 2023, at 4:30 pm ET to discuss first quarter reported results for fiscal year 2023.

Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic)

•	(201) 493-6739 (International)

The live conference call webcast will be accessible in the Investors section of the Company’s web site and directly via the following link:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=7fu8sVnU

For those who cannot listen to the live broadcast, an online replay will be available in the Investors section of Inotiv’s web site at: https://www.inotivco.com/investors/investor-information/.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP), including Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for the three months ended December 31, 2022 and 2021 and selected business segment information for those periods. Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated net income (loss) statement of operations line items interest expense and income tax (benefit) expense, as well as non-cash charges for depreciation and amortization, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs incurred in connection with the exit of our Cumberland and Dublin facilities, unrealized foreign exchange loss, loss on debt extinguishment, amortization of inventory step up, loss/gain on disposition of assets, loss on fair value remeasurement of convertible notes, goodwill impairment loss and other non-recurring third-party costs. The adjusted business segment information excludes from operating income and unallocated corporate G&A these same expenses.

Adjusted EBITDA and Adjusted EBITDA margin guidance for fiscal year 2023 and periods within the year are provided on a non-GAAP basis. The Company cannot reconcile this guidance to expected net income/loss or expected net income/loss margin without unreasonable effort because certain items that impact net income/loss and net income/loss margin are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About the Company

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the impact of recent events related to non-human primate matters on the Company’s business, operations, results, financial condition, cash flows, and assets, the Company’s ability to comply with covenants under its credit agreement, changes in the market and demand for the Company’s products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, governmental regulations, inspections and investigations, claims and litigation against or involving the Company, its business and/or its industry, the impact of site closures and consolidations, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Devin Sullivan
(765) 497-8381	(212) 836-9608
btaylor@inotivco.com	dsullivan@equityny.com

INOTIV, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	December 31,
	2022	2021
Service revenue	$50,048	$38,176
Product revenue	72,706	46,035
Total revenue	$122,754	84,211
Costs and expenses:
Cost of services provided (excluding amortization of intangible assets)	35,430	24,209
Cost of products sold (excluding amortization of intangible assets)	65,639	40,677
Selling	4,507	2,738
General and administrative	28,969	13,252
Amortization of intangible assets	8,781	3,396
Other operating expense	3,639	33,580
Goodwill impairment loss	66,367	—
Operating loss	$(90,578)	$(33,641)
Other (expense) income:
Interest expense	(10,450)	(4,828)
Other expense	(1,878)	(57,727)
Loss before income taxes	$(102,906)	$(96,196)
Income tax benefit	15,974	12,785
Consolidated net loss	$(86,932)	$(83,411)
Less: Net income (loss) attributable to noncontrolling interests	391	(364)
Net loss attributable to common shareholders	$(87,323)	$(83,047)

Loss per common share
Net loss attributable to common shareholders:
Basic and diluted	$(3.41)	$(3.93)

Weighted-average number of common shares outstanding:
Basic and diluted	25,603	21,124

INOTIV, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	September 30,
	2022	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,820	$18,515
Restricted cash	—	465
Trade receivables and contract assets, net of allowances for credit losses of $7,292 and $6,268, respectively	74,587	100,073
Inventories, net	75,639	71,441
Prepaid expenses and other current assets	33,922	42,483
Assets held for sale	7,560	—
Total current assets	212,528	232,977

Property and equipment, net	187,952	186,199
Operating lease right-of-use assets, net	34,152	32,489
Goodwill	91,458	157,825
Other intangible assets, net	338,456	345,886
Other assets	6,513	7,524
Total assets	$871,059	$962,900

Liabilities, shareholders' equity and noncontrolling interest
Current liabilities:
Accounts payable	$28,152	$28,695
Accrued expenses and other liabilities	28,582	35,801
Revolving credit facility	—	15,000
Fees invoiced in advance	60,655	68,642
Current portion of long-term operating lease	8,475	7,982
Current portion of long-term debt	7,553	7,979
Liabilities held for sale	2,710	—
Total current liabilities	136,127	164,099
Long-term operating leases, net	26,240	24,854
Long-term debt, less current portion, net of debt issuance costs	365,643	330,677
Other long-term liabilities	6,073	6,477
Deferred tax liabilities, net	57,169	77,027
Total liabilities	591,252	603,134

Shareholders’ equity and noncontrolling interest:
Common shares, no par value:
Authorized 74,000,000 shares at December 31, 2022 and at September 30, 2022; 25,606,636 issued and outstanding at December 31, 2022 and 25,598,289 at September 30, 2022	6,363	6,362
Additional paid-in capital	709,856	707,787
Accumulated deficit	(435,209)	(348,277)
Accumulated other comprehensive loss	(206)	(5,500)
Total equity attributable to common shareholders	280,804	360,372
Noncontrolling interest	(997)	(606)
Total shareholders’ equity and noncontrolling interest	279,807	359,766
Total liabilities and shareholders’ equity and noncontrolling interest	$871,059	$962,900

INOTIV, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2022	2021
Operating activities:
Consolidated net loss	$(86,932)	$(83,411)
Adjustments to reconcile net loss to net cash used in operating activities, net of acquisitions:
Depreciation and amortization	13,263	6,035
Employee stock compensation expense	2,046	19,159
Changes in deferred taxes	(20,123)	(14,281)
Provision for doubtful accounts	1,078	—
Amortization of debt issuance costs and original issue discount	732	—
Noncash interest and accretion expense	1,446	—
Loss on fair value remeasurement of embedded derivative	—	56,714
Other non-cash operating activities	1,028	1,730
Goodwill impairment loss	66,367	—
Loss on debt extinguishment	—	877
Non-cash amortization of inventory fair value step-up	244	3,668
Changes in operating assets and liabilities:
Trade receivables and contract assets	21,999	1,517
Inventories	(4,204)	(3,393)
Prepaid expenses and other current assets	7,810	(1,432)
Operating lease right-of-use assets and liabilities, net	266	(229)
Accounts payable	1,169	4,491
Accrued expenses and other liabilities	(5,548)	(10,974)
Fees invoiced in advance	(7,796)	10,806
Other asset and liabilities, net	(255)	7,580
Net cash used in operating activities	(7,410)	(1,143)

Investing activities:
Capital expenditures	(8,369)	(5,655)
Proceeds from sale of equipment	211	284
Cash paid in acquisitions	—	(227,022)
Net cash used in investing activities	(8,158)	(232,393)

Financing activities:
Payments of long-term debt	—	(37,747)
Payments of debt issuance costs	—	(7,102)
Payments on promissory notes	(952)	(167)
Payments on revolving credit facility	(15,000)	—
Payments on senior term notes and delayed draw term loans	(688)	—
Borrowings on construction loan	—	1,184
Borrowings on senior term notes and delayed draw term loans	35,000	—
Proceeds from exercise of stock options	24	47
Proceeds from issuance of senior term notes	—	165,000
Payments on capex line of credit	—	(1,749)
Net cash provided by financing activities	18,384	119,466

Effect of exchange rate changes on cash and cash equivalents	593	—

Net increase (decrease) in cash and cash equivalents	3,409	(114,070)
Less: cash, cash equivalents, and restricted cash held for sale	(1,569)	—
Cash, cash equivalents, and restricted cash at beginning of period	18,980	156,924
Cash, cash equivalents, and restricted cash at end of period, net of cash, cash equivalents and restricted cash held for sale	$20,820	$42,854

Noncash financing activity:
Seller financed acquisition	$—	$3,000

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,491	$1,351
Income taxes paid, net	$2,268	$163

INOTIV, INC.

RECONCILIATION OF GAAP TO NON-GAAP

SELECT BUSINESS SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2022	2021
DSA
Revenue	41,093	32,825
Operating income	2,372	6,042
Operating income as a % of total revenue	1.9%	7.2%
Add back:
Depreciation and amortization	3,980	2,541
Startup costs	1,505	957
Total non-GAAP adjustments to operating income	5,485	4,498
Non-GAAP operating income	7,857	9,540
Non-GAAP operating income as a % of DSA revenue	19.1%	29.1%
Non-GAAP operating income as a % of total revenue	6.4%	11.3%

RMS
Revenue	81,661	51,386
Operating income/(loss)	(71,272)	80
Operating income/(loss) as a % of total revenue	(58.1)%	0.0%
Add back:
Depreciation and amortization	9,283	3,483
Restructuring costs	266	-
Amortization of inventory step up	244	3,668
Other non-recurring, third party costs	671	439
Goodwill impairment loss	66,367	-
Total non-GAAP adjustments to operating income/(loss)	76,831	7,590
Non-GAAP operating income	5,559	7,670
Non-GAAP operating income as a % of RMS revenue	6.8%	14.9%
Non-GAAP operating income as a % of total revenue	4.5%	9.1%

	Three Months Ended
	December 31,
	2022	2021
Unallocated Corporate G&A	(21,678)	(39,764)
Unallocated corporate G&A as a % of total revenue	(17.7)%	(47.2)%
Add back:
Stock option expense	2,046	23,932
Acquisition and integration costs	983	8,808
Total non-GAAP adjustments to operating income/(loss)	3,029	32,740
Non-GAAP operating loss	(18,649)	(7,024)
Non-GAAP operating loss as a % of total revenue	(15.2)%	(8.3)%

Total
Revenue	122,754	84,211
Operating loss	(90,578)	(33,642)
Operating loss as a % of total revenue	(73.8)%	(39.9)%
Add back:
Depreciation and amortization	13,263	6,024
Stock compensation expense	2,046	23,932
Restructuring costs	266	-
Acquisition and integration costs	983	8,808
Amortization of inventory step up	244	3,668
Startup costs	1,505	957
Other non-recurring, third party costs	671	439
Goodwill impairment loss	66,367	-
Total non-GAAP adjustments to operating loss	85,345	43,828
Non-GAAP operating income/(loss)	(5,233)	10,186
Non-GAAP operating income/(loss) as a % of total revenue	(4.3)%	12.1%

INOTIV, INC.

RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2022	2021
GAAP Consolidated net loss	$(86,932)	$(83,411)
Adjustments (a):
Interest expense	10,450	4,828
Income tax benefit	(15,974)	(12,785)
Depreciation and amortization	13,263	6,024
Stock compensation expense (1)	2,046	23,932
Acquisition and integration costs (2)	983	8,808
Startup costs	1,505	957
Restructuring costs (3)	266	-
Unrealized foreign exchange gain	1,250	320
Loss on debt extinguishment	-	877
Amortization of inventory step up	244	3,668
Loss (gain) on disposition of assets	380	(249)
Loss on fair value remeasurement of convertible notes (4)	-	56,714
Other non-recurring, third party costs	671	439
Goodwill impairment loss (5)	66,367	-
Adjusted EBITDA (b)	$(5,481)	$10,122
GAAP Consolidated net loss as a percent of total revenue	(70.8)%	(99.1)%
Adjustments as a percent of total revenue	66.4%	(111.1)%
Adjusted EBITDA as a percent of total revenue	(4.5)%	12.0%

(a)	Adjustments to certain GAAP reported measures for the three months ended December 31, 2022 and 2021 include, but are not limited to, the following:

(1)	For the three months ended December 31, 2021, $23.0 million relates to post combination non-cash stock compensation expense relating to the adoption of the Envigo Equity Plan recognized in connection with the Envigo acquisition.

(2)	For the three months ended December 31, 2021, represents charges for legal services, accounting services, travel and other related activities in connection with the acquisition and integration of Plato BioPharma, Envigo and RSI. For the three months ended December 31, 2022, represent charges for legal services, accounting services and other related activities in connection with the acquisitions of Plato BioPharma, Envigo, RSI, ILS, OBRC, Histion and Protypia.

(3)	For the three months ended December 31, 2022, represents costs incurred in connection with the exit of our Dublin and Cumberland sites.

(4)	For the three months ended December 31, 2021, represents loss of $56.7 resulting from the fair value remeasurement of the embedded derivative component of the convertible notes.

(5)	For the three months ended December 31, 2022, represents a non-cash goodwill impairment charge of $66.4 million related to the RMS segment.

(b)	Adjusted EBITDA - Consolidated net (loss) income before interest expense, income tax expense (benefit), depreciation and amortization, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs, unrealized foreign exchange loss, loss on debt extinguishment, amortization of inventory step up, gain/loss on disposition of assets, loss on fair value remeasurement of the embedded derivative component of the convertible notes, other non-recurring third party costs and goodwill impairment loss.